Exhibit 99
DCB FINANCIAL CORP ANNOUNCES
SECOND QUARTER RESULTS
LEWIS CENTER, Ohio, August 9, 2011 — DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) announced a net loss of $1.856 million versus a loss of $2.028 million for the same period in 2010. The reduced loss compared to the second quarter 2010 is mainly attributed to a reduction in provision expense for problem credits offset by reduced net interest income and a one-time restructuring charge related to an employee reduction-in-force (RIF) and branch closures.
During the second quarter, the Board of Directors approved a restructuring plan that consisted of a RIF, branch closures and a realignment of branch personnel. These changes should result in an annual cost reduction of approximately $1.0 million, while aligning the resources of the Company to the overall size of its balance sheet. Chief Financial Officer John A. Ustaszewski noted, “As we’ve reduced the overall size of the balance sheet, we put together plans to reduce the staffing to support it, and, attempted to align the number of branches to total deposits so that we can be as efficient as possible.”
“Management is still working diligently to get The Bank back to a sustained profitability,” noted Tom Whitney, Interim President and Chief Executive Officer. “These initiatives are another step towards doing just that.” Mr. Whitney added, “Our shareholders and customers have been very supportive of our plans. Under the circumstances they understand that certain decisions need to be made in order to keep The Bank moving in the right direction. Though we are disappointed in our quarterly results, there is no question we are getting closer to our goals. These decisions have not been easy, but they are necessary.”
Tim Kirtley, Interim COO and Chief Credit Officer offered, “During the quarter we recorded additional provision to address three large commercial loans that are in the workout process. Two are commercial real estate loans, and the other is related to a hotel loan. We’ve continued to focus on our provisioning needs, and feel that the steps we have taken over the past four quarters are getting us closer to that end. We will continue to be diligent in analyzing all of our problem relationships to ensure we are getting these credit issues behind us.”
Net Interest Income
Net interest income of $4.488 million decreased from the $5.362 million reported for the three months ended June 30, 2010. This change is mainly due to the reduction in earning assets on the balance sheet. Year over year, average year-to-date assets at The Bank decreased from $666.627 million to $579.099 million, a reduction of $87.528 or 13.1%. The decline can be attributed to the lack of quality loan opportunities in the Company’s footprint due to the current economic environment, it is also attributed to various initiatives designed to reduce the overall size of the balance sheet in order to improve capital ratios while deleveraging the balance sheet. The asset decline has been utilized to fund reduction in CDARS deposit balances, and the reduction in advances outstanding with the FHLB.
Net interest margin was 3.38% for the second quarter 2011, compared to 3.57% for the second quarter 2010. The decline in margin is attributed to the increased levels of cash held compared to last year, and due to the declining yields on interest earning assets. The run-off in various loan portfolios, particularly commercial real estate, has also contributed to the overall increase in low yielding cash balances.
Lower loan origination volume and the reduced balance sheet funding requirements have allowed management to focus on tactically addressing the structure of deposits. Low cost or no cost transactional and savings account balances have seen slight increases as the Bank focuses on core deposits. The Bank continues to re-price deposits on a year-to-year comparison, which helped maintain low overall deposit funding costs. The Bank has also reduced its reliance on large time deposits, particularly in the public fund sector, as the need for these funds has diminished with the increased retail deposit focus. Though funding costs are low, it’s unlikely that further reductions in deposit costs can be achieved. However, the Corporation has been able to reduce its overall long-term borrowings through the FHLB by replacing those advances with customer deposits. Tactically, the Corporation is de-leveraging the balance sheet through reductions in large time deposits and FHLB advances.

Noninterest Income
Total noninterest income was $1.745 million and $1.793 million for the second quarter 2011 and 2010 respectively. This slight decline is mainly attributed to the reduction in gains on securities and reduction in gain on loan sales from the second quarter 2010 compared to the second quarter 2011. Though most noninterest income categories were stable, the economic environment has not allowed the Corporation to achieve expected growth in certain revenue categories. For example, secondary market mortgage loan origination fees are down for the current year, and are failing to keep pace with last year’s production. Management expects that loans originated for sale will continue to remain at a pace below last year. Additionally, because of changing retail banking regulations, Management expects reduced revenue and higher compliance costs associated with consumer banking activity.
Noninterest Expense
Total noninterest expense of $5.821 million increased $84 thousand, or 1.5%, for the three months ended June 30, 2011 compared to the same period in 2010. The increase was the result of an increase in salary and benefits expense due to the one-time charge of $255 thousand taken for the RIF and branch closings. This expense is mainly for severance payments to affected employees. The Corporation reduced staffing levels in the 4th quarter 2010 and is further reducing staffing with the recent RIF and branch closure announcement. Current staff levels at quarter end were approximately 172 FTE. This is down considerably from 195 FTEs in June 2010 and 186 in December 2010. The additional changes are expected to result in the reduction of an additional 30 FTEs Management expects these changes to contribute approximately $1.000 million annually to the bottom line. Though some benefit will be felt in the 3rd quarter 2011, the full effect of the changes will likely be captured in the 4th quarter 2011 and into 2012, as branch closures and personnel changes related to those closures will not occur until the fourth quarter 2011.
Analysis of Selected Financial Condition
The Corporation’s assets totaled $616.067 million at June 30, 2011, compared to $565.105 million at December 31, 2010, an increase of $50.962 million. This is mainly due to a single large deposit transaction that took place on the last day of the month, which was subsequently wired out of the bank the following day. This transaction, which was related to public unit activity, artificially inflated the balance sheet for a single day. Without that transaction, total assets would have been approximately $566.000 million. Management continues to make efforts to reduce the overall size of the balance sheet in order to support its capital ratios and focus on its core business.
Cash and cash equivalents were $114.120 million at the end of the second quarter, an increase of $80.599 million from December 31, 2010. This is again mainly attributed to the large deposit transaction that occurred on the last day of the calendar quarter as noted above. Overall, cash and cash-like balances have increased during the first half of the year as loans have paid down, and retail deposits have increased in reaction to various specials offered to customers. Management has focused on re-directing this excess cash into investment securities and by reducing FHLB advances in order to restructure balance sheet funding. The reduction of CDARS balances and FHLB advances will likely continue through the remainder of the year.
Total securities increased from $70.910 million at December 31, 2010 to $72.131 million at June 30, 2011. Management is targeting certain levels of limited excess cash in order to increase yields by investing in securities instead of holding lower earning cash balances. The increase in securities also provides collateral for various borrowing opportunities with the Federal Reserve, FHLB and various correspondent banks.
Total loans, excluding loans held for sale, decreased $29.600 million from $424.864 million at December 31, 2010 to $395.264 million at June 30, 2011. The decline in outstanding loan balances is mainly due to the lower volume of new originations due to the current economy, normal loan pay downs, and the charge-off of non-performing loans. The Corporation’s loan originations are expected to remain subdued through year-end as lending staff continues to focus internally on current problem credits.

Total deposits increased $58.982 million from $465.076 million at December 31, 2010 to $524.058 million at June 30, 2011. This increase is mainly due to the noted large deposit that was received on the last day of the quarter and wired out the next day. Without that transaction, the overall deposit based still would have increased as retail deposit specials have attracted new money. Additionally, the Corporation continues to reduce its overall reliance on large deposit relationships by reducing CDARS to $64.212 million at June 30, 2011, compared to $134.185 million at June 30, 2010.
On an as-needed basis, the Corporation has the ability to utilize a variety of alternative funding sources in order to reduce funding costs or create improved funding structure. However, with its stable deposit base and adequate cash balances, there has been less emphasis on the utilization of borrowed funds. Total FHLB advances decreased $6.660 million, resulting in a balance of $51.842 million at June 30, 2011. Additional reliance on borrowings outside of normal deposit growth may increase the Corporation’s overall cost of funds; however, Management intends to continue to reduce its exposure to high cost FHLB advances.
Provision and Allowance for Loan Losses
The provision for loan losses totaled $2.536 million for the three months ended June 30, 2011, compared to $3.386 million for the same period in 2010. This decline from the previous year’s quarter is mainly attributed to the reduced requirement for additional reserves based on the Bank’s reserve methodology. In general, credit metrics have improved as problem loans are declining and delinquencies are down. Other contributing factors include improved workout results and some stabilization of housing prices and unemployment within the Bank’s market area. Unemployment in Delaware County continues to remain one of the lowest in the State of Ohio. On a quarterly basis, Management completes a rigorous loan quality review on its problem credits to determine if additional reserves are needed for expected future credit losses. The allowance for loan losses was $11.355 million, or 2.87% of total loans at June 30, 2011, compared to $12.247 million, or 2.88% of total loans at December 31, 2010. Net charge-offs for the second quarter were $1.481 million and totaled $4.103 million for the first half of 2011.
Non-accrual loans at June 30, 2011 were $17.490 million, an increase from December 31, 2010 of $923 thousand, as problems loans have stabilized in response to workout activities. The majority of non-accrual balances are attributed to loans in the investment real estate sector that were not generating sufficient cash flow to service the debt. Management continues to focus on workout related activity to reduce non-accrual and performing, but substandard graded loans. Delinquent loans over thirty days decreased to 3.64% of total loans at June 30, 2011 from 4.01% at December 31, 2010, and from 3.84% at March 31, 2010. Delinquent loans are mainly attributed to the real estate investment and commercial portfolios.

DCB FINANCIAL CORP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Cash and due from financial institutions	$13,934	$10,024
Interest-bearing deposits	100,186	23,497

Total cash and cash equivalents	114,120	33,521
Securities available-for-sale	70,864	69,597
Securities held-to-maturity	1,267	1,313

Total securities	72,131	70,910
Loans held for sale, at lower of cost or fair value	118	753
Loans	395,264	424,864
Less allowance for loan losses	(11,355)	(12,247)
Net loans	383,909	412,617
Real estate owned	4,796	5,284
Investment in FHLB stock	3,799	3,799
Premises and equipment, net	12,612	13,175
Bank-owned life insurance	17,489	17,073
Accrued interest receivable and other assets	7,093	7,973

Total assets	$616,067	$565,105

LIABILITIES
Deposits
Noninterest-bearing	$67,959	$63,695
Interest-bearing	456,099	401,381

Total deposits	524,058	465,076
Federal funds purchased and other short-term borrowings	1,404	1,265
Federal Home Loan Bank advances	51,842	58,502
Accrued interest payable and other liabilities	2,601	2,848

Total liabilities	579,905	527,691

SHAREHOLDERS’ EQUITY
Common stock, no par value, 7,500,000 shares authorized, 4,273,908 issued	3,785	3,785
Retained earnings	46,064	47,883
Treasury stock, at cost, 556,523 shares	(13,494)	(13,494)
Accumulated other comprehensive loss	(193)	(760)

Total shareholders’ equity	36,162	37,414

Total liabilities and shareholders’ equity	$616,067	$565,105

DCB FINANCIAL CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,
	2011	2010
Interest and dividend income
Loans	$5,106	$6,303
Taxable securities	540	683
Tax-exempt securities	87	182
Federal funds sold and other	37	28

Total interest income	5,770	7,196

Interest expense
Deposits	697	1,142
Borrowings	585	692

Total interest expense	1,282	1,834

Net interest income	4,488	5,362

Provision for loan losses	2,536	3,386

Net interest income after provision for loan losses	1,952	1,976

Noninterest income
Service charges on deposit accounts	647	658
Trust department income	206	268
Net gain (loss) on sale of securities	—	80
Net gain (loss) on sales of assets	(14)	(12)
Gains on sale of loans	19	78
Treasury management fees	101	114
Data processing servicing fees	286	168
Earnings on bank owned life insurance	249	243
Other	251	196

Total noninterest income	1,745	1,793

Noninterest expense
Salaries and other employee benefits	2,767	2,599
Occupancy and equipment	920	1,015
Professional services	355	396
Advertising	91	99
Postage, freight and courier	63	122
Supplies	49	29
State franchise taxes	125	152
Federal deposit insurance premiums	482	396
Other	969	929

Total noninterest expense	5,821	5,737

Gain (loss) before income tax credits	(2,124)	(1,968)
Income tax credits	(268)	(60)

Net income (loss)	$(1,856)	$(2,028)

Basic and diluted loss per common share	$(0.50)	$(0.55)

Dividends per share	$—	$—

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,
	2011	2010
Key Financial Information

Net interest income	$4,488	$5,362

Provision for loan losses	$2,536	$3,386

Noninterest income	$1,745	$1,793

Noninterest expense	$5,821	$5,737

Net gain (loss)	$(1,856)	$(2,028)

Loan balances (average)	$402,441	$476,363

Deposit balances (average)	$414,119	$552,339

Non-accrual loans	$17,490	$15,140

Loans 90 days past due and accruing	$1,536	$927

Basic income (loss) per common share	$(0.50)	$(0.55)

Diluted income (loss) per common share	$(0.50)	$(0.55)

Weighted Average Shares Outstanding:
Basic	3,717,385	3,717,385
Diluted	3,717,385	3,717,385

DCB FINANCIAL CORP
Selected Key Ratios and Other Financial Data
(Unaudited)

	Three Months Ended
	June 30,
	2011	2010
Key ratios

Return on average assets	(1.29)%	(1.23)%

Return on average shareholders’ equity	(19.67)%	(16.78)%

Annualized noninterest expense to average assets	4.03%	3.51%

Efficiency ratio	92.42%	80.2%

Net interest margin	3.38%	3.57%

Allowance for loan losses as a percentage of period end loans	2.87%	2.83%

Total allowance for losses on loans to non-accrual loans	64%	87%

Net charge-offs (annualized) as a percent of average loans	2.00%	1.34%

Non-accrual loans to total loans (net)	4.56%	3.36%

Delinquent loans (30+ days)	3.64%	6.05%

Business of DCB Financial Corp
DCB Financial Corp (the “Corporation”) is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the “Bank”) a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 19 branch offices located in Delaware County, Ohio and surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions; however such services are not a significant part of its current operations or revenues.
Application of Critical Accounting Policies
DCB’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.
The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation’s 2010 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.
Forward-Looking Statements
Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company. Where used in this report, the word “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management’s belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation; (vi) changes in technology; (vii) changes in monetary and tax policies; (viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Securities and Exchange Commission.
The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.